Wildermuth Endowment Fund

Power of Attorney

Each of the undersigned hereby revokes any previous appointments and appoints Karen A. Aspinall and Wade Bridge, each in their capacities as Partners of Practus, LLP, their true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for them and in their names, place and stead, in any and all capacities, to sign any amendments to the Registration Statement on Form N-2 for the Trust, and to sign any and all documents to be filed with the Securities and Exchange Commission (“SEC”) and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any other regulatory authority having jurisdiction over the offer and sale of shares of beneficial interest of the Trust granting unto my said attorney-in-fact and agent full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

This Power of Attorney may be executed in any number of counterparts, each of which shall be deemed an original, is effective as of the date set forth below.

Signatures	Office with the Trust	Date

/s/ Daniel Wildermuth	Chairman, Trustee, President and Chief Executive Officer	November 22, 2021
Daniel Wildermuth

/s/ Randal D. Fretz	Trustee	November 19, 2021
Randal D. Fretz

/s/ Anthony H. Lewis	Trustee	November 19, 2021
Anthony H. Lewis

/s/ Donald R. Henry	Trustee	November 20, 2021
Donald R. Henry

/s/ Carol Wildermuth	Trustee	November 22, 2021
Carol Wildermuth

/s/ Gerard Scarpati	Chief Financial Officer	November 19, 2021
Gerard Scarpati